Exhibit 99.1

Contact:

David C. Dreyer
Chief Financial Officer
Renee L. Grable Mullen
Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS

FOURTH QUARTER AND 2004 RESULTS; PROVIDES FULL YEAR 2005 GUIDANCE

Company to name Nowakowski as CEO, Francis as Executive Chairman

SAN DIEGO – (March 8th, 2005) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue and earnings results for the quarter and year-ended December 31, 2004. Revenue for the fourth quarter of 2004 was $158.3 million, compared to $159.6 million for the fourth quarter of 2003, and $156.1 million for the third quarter of 2004. The company generated net income of $4.5 million for the fourth quarter of 2004, resulting in diluted earnings per share of $0.14. This compares to net income of $4.9 million, or diluted earnings per share of $0.15 for the fourth quarter of 2003, and net income of $3.9 million, or diluted earnings per share of $0.13 for the third quarter of 2004.

For the year ended December 31, 2004, the company reported revenue of $629.0 million, compared to $714.2 million for the prior year. The year-over-year decrease in revenue was primarily due to the decrease in demand for the company’s services experienced in 2003 and the delayed impact this reduced demand had on the supply of nurses willing to travel in 2004. The company generated net income of $17.3 million for 2004, resulting in diluted earnings per share of $0.55, compared to net income of $37.8 million, or $0.95 per diluted share, for 2003.

“We are pleased to report that the average number of travelers on assignment during the fourth quarter increased 3% from the prior quarter to 6,297. This was at the upper end of our expectations,” said Steven Francis, chief executive officer. “Fourth quarter financial results were at the mid or higher-end of our expectations, reflecting both the continued stability in our market and what we continue to believe are early signs of a return to a modest growth market,” added Mr. Francis.

Gross profit in the fourth quarter of 2004 was $36.9 million as compared to $36.4 million reported in the fourth quarter of 2003, and $36.7 million reported in the third quarter of 2004. Gross profit margin increased 50 basis points in the fourth quarter of 2004 to 23.3% as compared to 22.8% in the fourth quarter of 2003, and was comparable on a sequential basis to last quarter’s gross profit margin. The increase in year-over-year gross profit margin was primarily due to a decrease in the cost of housing and insurance expenses partially offset by increased traveler compensation, as a percentage of revenue.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2004 were $26.4 million as compared to $25.5 million reported in the fourth quarter of 2003, which included a charge of $1.2 million in 2003 related to last year’s tender offer. The increase over the prior year was mainly related to higher employee and professional services for Sarbanes-Oxley compliance and an increase in bad debt expense, partially offset by lower professional liability insurance expense. Fourth quarter 2004 SG&A expenses in total were unchanged relative to the third quarter of 2004, which is reflective of the company’s ongoing initiative to leverage its infrastructure and maintain consistent SG&A spending, exclusive of customary changes related to inflation or adjustments to insurance reserves.

Income from operations was $8.9 million for the fourth quarter of 2004, compared to $9.3 million for the fourth quarter of 2003, and $8.7 million for the third quarter 2004. Income from operations as a percentage of revenue for the fourth quarter 2004 was 5.6%, slightly lower than the 5.8% reported for the fourth quarter of 2003, yet a slight improvement over the third quarter of 2004.

Net interest expense for the fourth quarter of 2004 was $1.8 million, compared to net interest expense of $2.0 million in the fourth quarter of 2003, and $2.4 million in the third quarter of 2004. The decrease in year-over-year interest expense reflects the company’s strong cash flow and aggressive debt reductions during the year. Interest expense in the fourth quarter of 2004 decreased from the third quarter of 2004 due mainly to the write-off of deferred financing costs recorded in the third quarter of 2004.

AMN used $1.8 million in cash for operating activities during the fourth quarter of 2004, due mainly to the higher number of traveler pay dates during the quarter compared to the prior quarter; however, for the year AMN generated $39.0 million in net cash from operating activities. Cash and cash equivalents at December 31, 2004 totaled $3.9 million and total debt outstanding at December 31, 2004 was $101.7 million, which represented a reduction of $37.2 million since December 31, 2003. Weighted average diluted shares outstanding were 31.4 million for the quarter and year ended December 31, 2004.

Revenue and Earnings Guidance

AMN’s past policy since late 2002 was to provide guidance for the upcoming reporting quarter only. However, with the recent market stabilization the company is expanding its guidance to include the full year 2005. Annual revenue is expected to grow 4% to 5% as compared to 2004, ranging from $654 million to $660 million. Gross margin is expected to remain at approximately 23%. Diluted earnings per share, excluding the impact of Statement of Financial Accounting Standard No. 123R (“SFAS 123R”), is expected to range from $0.64 to $0.68. Full year 2005 earnings per share is expected to benefit from the combination of growth in revenue, leverage resulting from stable SG&A spending, and lower interest expense from reduced debt balances.

First quarter 2005 revenue is expected to range from $155 million to $157 million, reflecting two fewer billing days in the first quarter as compared to the fourth quarter of 2004. First quarter diluted earnings per share is expected to range from $0.12 to $0.13. Second quarter 2005 revenue is expected to trend closely with the first quarter, in a range from $156 million to $160 million. Due to key market growth assumptions and expected seasonal trends, third quarter 2005 revenue is projected to grow approximately 6% to 8% over the second quarter, and fourth quarter 2005 revenue is expected to grow approximately 1% to 2% over the third quarter. Given this increased revenue projection and the expectation of stable SG&A spending and reduced interest expense, diluted earnings per share is expected to grow at notably higher rates during the second half of 2005.

Key assumptions used in the development of the 2005 guidance include continued stability in the healthcare staffing market prompted by the economic recovery, a continued decrease in unemployment rates and growth in hospital admission levels expected during the last half of the year. The company has taken these external variables into consideration in setting its guidance. However, it is important to recognize that changes in these and other variables could negatively impact the company’s quarterly and annual estimates.

“We have been encouraged by the continuing signs of recovery in the market and remain confident that the healthcare staffing industry is improving. These factors, combined with our continued focus on efficiency and customer service, provide a solid foundation for modest business growth in 2005,” said Mr. Francis.

Executive Changes

Robert Haas, the company’s non-executive chairman and director since November 1999, has announced that he will step down from his position as chairman effective May 4, 2005, in conjunction with the annual shareholders’ meeting. He will continue to serve as a director and chairman of the executive committee. Steven Francis, co-founder of the company, director and current chief executive officer, will assume the role of executive chairman and will be actively engaged in the strategic development and operational oversight of the company. Susan Nowakowski, currently president, chief operating officer and director, will become chief executive officer. Ms. Nowakowski has been with AMN Healthcare for over 15 years and prior to her appointment as president in 2003, also held positions as executive vice president and chief financial officer.

“AMN has clearly reached a position of leadership and stability in the healthcare staffing industry,” said Mr. Haas. “I am confident that Steven Francis and Susan Nowakowski will continue to take the company to the next level.”

“Susan Nowakowski and I have worked as a team over many years and will continue to do so in the future,” Mr. Francis said. “I am very confident in Susan’s ability to lead AMN Healthcare with its growth strategy and expanding the company’s premier position in the healthcare staffing industry. I look forward to my ongoing role in providing guidance and oversight to the organization, as well as setting strategic direction for the company and evaluating acquisition opportunities.”

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on March 9th, 2005

AMN Healthcare Services, Inc.’s fourth quarter and year-end earnings conference call will be held on Wednesday, March 9th, 2005 at 11:00 a.m. EST (8:00 a.m. PST). A live webcast of the call can be accessed at www.amnhealthcare.com/investors. Dialing (877) 209-0397 in the U.S. or (612) 332-0802 internationally can also access the live conference call. A telephonic replay of the call will also be available through March 22, 2005 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 767485. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of its temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare staffing providers; the ability of the company’s hospital and healthcare facility clients to retain and increase the productivity of their permanent staff; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulation; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy; the effect of recognition by the company of an impairment to goodwill; the effect of control by the company’s existing majority stockholder; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s annual report on Form 10-K for the year ended December 31, 2003, and the company’s quarterly reports on Form 10-Q. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

The accounting provisions of SFAS 123R are effective for the first interim or annual reporting period that begins after June 15, 2005. The company is required and plans to adopt SFAS 123R in the third quarter of fiscal 2005. The company has not yet determined its planned method of adoption or the effect that adopting SFAS 123R will have on its 2005 earnings guidance.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended December 31,		% Chg	Year Ended December 31,		% Chg
	2004	2003		2004	2003
Revenue	$158,300	$159,617	(1)%	$629,016	$714,209	(12)%
Cost of revenue	121,449	123,227	(1)%	484,654	552,052	(12)%

Gross profit	36,851	36,390	1%	144,362	162,157	(11)%

	23.3%	22.8%		23.0%	22.7%
Expenses:
Selling, general and administrative	26,420	25,485	4%	101,436	92,500	10%
	16.7%	16.0%		16.1%	13.0%
Non-cash stock-based compensation (1)	95	218	(56)%	750	874	(14)%
Depreciation and amortization	1,411	1,351	4%	5,837	4,819	21%

Total expenses	27,926	27,054	3%	108,023	98,193	10%

Income from operations	8,925	9,336	(4)%	36,339	63,964	(43)%
	5.6%	5.8%		5.8%	9.0%
Interest expense, net	1,786	2,014	(11)%	8,440	2,303	266%

Income before income taxes	7,139	7,322	(2)%	27,899	61,661	(55)%
Income tax expense	2,605	2,405	8%	10,553	23,869	(56)%

Net income	$4,534	$4,917	(8)%	$17,346	$37,792	(54)%

	2.9%	3.1%		2.8%	5.3%
Basic and diluted net income per common share:
Basic net income per common share	$0.16	$0.16	0%	$0.61	$1.04	(41)%

Diluted net income per common share	$0.14	$0.15	(7)%	$0.55	$0.95	(42)%

Weighted average common shares outstanding - basic	28,344	29,917	(5)%	28,248	36,456	(23)%

Weighted average common shares outstanding - diluted	31,442	33,075	(5)%	31,369	39,785	(21)%

Other Financial and Operating Data:

Average travelers on assignment	6,297	6,339	(1)%	6,225	7,113	(12)%

Revenue per traveler per day	$273.25	$273.70	0%	$276.08	$275.09	0%

Gross profit per traveler per day	$63.61	$62.40	2%	$63.36	$62.46	1%

Adjusted EBITDA (2)	$10,431	$12,105	(14)%	$42,926	$70,857	(39)%

	6.6%	7.6%		6.8%	9.9%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Adjusted EBITDA represents net income plus charges related to the tender offer of stock options completed in October 2003, interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2004	2003	% Chg	2004	2003	% Chg
Net income	$4,534	$4,917	(8)%	$17,346	$37,792	(54)%
Adjustments:
Tender offer related option charge	—	1,200		—	1,200
Interest expense, net	1,786	2,014		8,440	2,303
Income tax expense	2,605	2,405		10,553	23,869
Depreciation and amortization	1,411	1,351		5,837	4,819
Non-cash stock-based compensation	95	218		750	874

Adjusted EBITDA (1)	$10,431	$12,105	(14)%	$42,926	$70,857	(39)%

(1)	Adjusted EBITDA represents net income plus charges related to the tender offer of stock options completed in October 2003, interest (net of investment income), taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2004	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,908	$9,207	$4,687
Accounts receivable	108,825	108,152	117,392
Other current assets	14,672	14,354	16,726

Total current assets	127,405	131,713	138,805

Fixed assets	17,833	18,217	18,414
Goodwill	135,449	135,532	135,532
Deferred income taxes	508	832	5,207
Intangible and other assets	5,765	5,671	6,574

Total assets	$286,960	$291,965	$304,532

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$13,084	$14,393	$12,954
Accrued compensation and benefits	29,970	37,262	32,117
Current portion of notes payable	4,863	4,971	13,400
Other current liabilities	2,234	410	2,488

Total current liabilities	50,151	57,036	60,959

Notes payable, less current portion	96,860	100,245	125,500
Other long-term liabilities	3,173	2,854	1,976

Total liabilities	150,184	160,135	188,435

Stockholders’ equity	136,776	131,830	116,097

Total liabilities and stockholders’ equity	$286,960	$291,965	$304,532

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net cash provided by (used in) operating activities	$(1,778)	$998	$39,038	$65,145
Net cash used in investing activities	(1,070)	(1,955)	(5,061)	(14,013)
Net cash used in financing activities	(2,499)	(50,397)	(34,748)	(86,469)
Effect of exchange rate changes on cash	48	(36)	(8)	(111)

Net decrease in cash and cash equivalents	(5,299)	(51,390)	(779)	(35,448)
Cash and cash equivalents at beginning of period	9,207	56,077	4,687	40,135

Cash and cash equivalents at end of period	$3,908	$4,687	$3,908	$4,687